UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

(Amendment #1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 16, 2018

South Dakota Soybean Processors, LLC
(Exact name of registrant as specified in its charter)

South Dakota	000-50253	46-0462968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Ave. PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

(605) 627-9240
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
This Amendment No. 1 to the Form 8-K is an amendment to the Form 8-K of South Dakota Soybean Processors, LLC (the “Company”), filed on March 2, 2018 (“Original Form 8-K”). This Form 8-K/A is being filed to correct an incorrect U.S. dollar amount referenced in the Original Form 8-K. The Original Form 8-K reported the maximum borrowing amount under the Company’s seasonal line of credit being decreased to $15 million beginning after April 30, 2018, when the U.S. dollar amount should have stated $20 million. This Form 8-K/A amends and restates in its entirety Item 1.01 and Item 2.03 of the Original Form 8-K
Item 1.01    Entry into a Material Definitive Agreement.
On February 27, 2018, we entered into an Amendment to Credit Agreement and Amended and Restated Monitored Revolving Credit Promissory Note ("Restated Seasonal Loan Agreement") with our lender, CoBank, ACB, of Greenwood Village, Colorado. See Item 2.03, the text of which is herein incorporated by reference.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On February 27, 2018, we entered into the Amendment to Credit Agreement with our lender, CoBank, ACB, of Greenwood Village, Colorado, for the purpose of amending our seasonal line of credit. Under the Amended and Restated Monitored Revolving Credit Promissory Note, the maximum amount we may borrow is increased from $15 million to $30 million until April 30, 2018, at which time the maximum borrowing amount is decreased to $20 million until the loan matures on October 1, 2018. Advances on the seasonal loan are secured and limited to qualifying inventory and accounts receivable, net of accrued commodity purchases.
All other material items and conditions under the Credit Agreement, seasonal loan and subsequent amendments remain the same following this amendment. The amendments will be filed as exhibits in our next periodic report.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: March 16, 2018	/s/ Mark Hyde
Mark Hyde, Chief Financial Officer